Exhibit 10.42

SIDE LETTER

FOR

CONSTRUCTION OF

64090DWT BULK CARRIERS

Between

Baltic Trading Limited

as BUYER

and

Yangfan Group Co., Ltd

as SELLER

This Side Letter (hereinafter the "Agreement") is made on this 13th day of November 2013 between:

Baltic Trading Limited, a corporation organized and existing under the laws of Marshal Islands with its registered office at 299 Park Avenue 12th floor New York, NY USA 10171,

hereinafter referred to as the "BUYER" on the first part;

and:

Yangfan Group Co., Ltd., a company organised and existing under the laws of The People's Republic of China, having its registered office and headquarters at 169 Lujiazhi Road Shenjiamen Putuo, Zhoushan, Zhejiang Province, P.R. China,

hereinafter referred to as the "SELLER" on the second part;

Reference is made to the Shipbuilding Contracts (hereinafter, together, called the "Contracts") entered on 13th November 2013 by and between the BUYER and the SELLER for the construction, sale and purchase of four (4) units of 64,000 DWT Class bulk carriers (hereinafter called the "VESSELS"), which the SELLER agrees to design, construct, equip, launch, test, complete and deliver to the BUYER and the BUYER agrees to purchase and take delivery of the aforesaid VESSELs from the SELLER and to pay for the same at the terms and conditions of the Contracts.

This agreement is supplemental to each of the Contracts and the parties hereto agree upon the terms and conditions stipulated hereinafter:

CLAUSE 1 —APPOINTMENT OF THE SUPERVISOR

The BUYER may, at its sole option, elect to waive their right to appoint their supervision team at the SELLER's shipyard for the Vessels BC64K-BTO3 and BC64K-BTO4 and instead have the SELLER appoint the supervision team Hongxiang Shipping Corp Limited. Such election in relation to a Vessel shall be made no later than two weeks before steel cutting in respect of such Vessel. Upon such election the relevant articles of the relevant Contract for such Vessel shall be amended as follows:

1-1 AMENDMENT TO ADJUSTMENT OF THE ORIGINAL CONTRACT PRICE

At Article III 1 (a) of the Contract, the words:

No adjustment shall be made, and the Original Contract Price shall remain unchanged in respect of the delay for the first thirty (30) days of delay in delivery of the VESSEL beyond the Contract Delivery Date as defined in ARTICLE VII hereof ending as of twelve o'clock midnight Shanghai local-time of the thirtieth (30th) day of delay.

If the delivery of the VESSEL is delayed after the Contract Delivery Date as defined in ARTICLE VII hereof then, in such event, beginning at twelve o'clock midnight Shanghai local-time, the Original Contract Price of the VESSEL shall be reduced by deducting Five thousand (USD 5,000.00) per day for the following 90 days.
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Unless the parties hereto agree otherwise, the total reduction in the Original Contract Price shall be deducted from the 4th instalment of the Original Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of one hundred and twenty (120) days delay in delivery as described in Paragraph 1(b) of this Article) shall not be more than the maximum amount of United States Dollars Four Hundred and Fifty Thousand Only (USD450,000.00).

shall be deleted and replaced by:

If the delivery of the VESSEL is delayed after the Contract Delivery Date as defined in ARTICLE VII hereof then, in such event, beginning at twelve o'clock midnight Shanghai local-time, the Original Contract Price of the VESSEL shall be reduced by deducting Eight thousand (USD 8,000.00) per day for the following 120 days.

Unless the parties hereto agree otherwise, the total reduction in the Original Contract Price shall be deducted from the 4th instalment of the Original Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of one hundred and twenty (120) days delay in delivery as described in Paragraph 1(b) of this Article) shall not be more than the maximum amount of United States Dollars Nine Hundred and Sixty Thousand Only (USD960, 000.00).

1-2 AMENDMENT TO SUPERVISION AND INSPECTION

1-2.1 At Article IV I of the Contract, the words

The BUYER may send in good time to and maintain at the Builder's Shipyard, at the BUYER'S own cost and expense, one or more Supervisors (the "Supervisors') to act on behalf of the BUYER in connection with minor modifications of the plans and drawings, attendance to the tests and inspections relating to the Vessel, her machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the BUYER. Major changes shall have to be agreed in writing by the BUYER.

shall be deleted and replaced by:

The BUYER shall not be entitled to place supervision team at the SELLER 's shipyard. And the BUYER agrees that the SELLER to appoint the supervision team Hongxiang Shipping Corp. Limited as the Supervisors (the "Supervisors”). However after the effectiveness of the Contract, the BUYER have the right to place two representatives as the observers (the"Observers”) only to attend to all supervision and inspection for the period of construction whereby, provided that the Buyers' representative shall in no event interfere or obstruct the construction progress of the Vessel.

1-2.2 At Article IV 3 of the Contract, the 3rd, 4th, 5th, 7th and 8th paragraph shall be deleted.

1-2.3 Article IV 4 of the Contract shall be deleted.

1-2.4 At Article IV 1 of the Contract, the words:
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All salaries and expenses of the Supervisor, or any other employees employed by the BUYER under this Article, shall be for the BUYER's account.

shall be deleted and replaced by:

All salaries and expenses of the Supervisor shall be for the SELLER's account.

Any other employees employed by the BUYER under this Article, shall be for the BUYER'S account.

1-2.5 Article IV 7 shall be added:

7. REPLACEMENT OF SUPERVISOR

The SELLER has the right to request the BUYER in writing to replace any Supervisor who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction together with reasons. The BUYER shall investigate the situation by sending its representative to the SELLER's yard, if necessary, and if the BUYER considers that such SELLER's request is justified, the BUYER shall effect the replacement at the BUYER 's earliest convenience.

CLAUSE 2 - LAW AND ARBITRATION

This Agreement and the contractual documents between the SELLER and the BUYER and any non-contractual disputes arising in relation hereto shall be construed and governed in accordance with English Law and any dispute arising out of or relating to it shall be referred to the London Maritime Arbitration Association in accordance with the provisions contained in Article 13 of the Contract.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written

BUYER:	SELLER:
For and on behalf of	For and on behalf of
Baltic Trading Limited	Yangfan Group Co., Ltd.

By: /s/ R. G. Buchanan	By: /s/ Li Mingdong

Name: R. G. Buchanan	Name: Li Mingdong

Title: Attorney in Fact	Title: Chairman

13.11.2013
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